EXHIBIT 21-1

NEW JERSEY RESOURCES CORPORATION

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OF INCORPORATION

New Jersey Natural Gas Company	New Jersey

NJR Service Corporation	New Jersey

NJR Energy Services Company Subsidiaries:	New Jersey
NJR Storage Partners (Limited Partnership)	New Jersey

NJR Capital Services Corporation (f/k/a NJR Development Corp.) Subsidiaries:	New Jersey
NJR Energy Holdings Corporation Subsidiary:	New Jersey
NJR Energy Corp. Subsidiaries:	New Jersey
NJNR Pipeline Company	New Jersey
NJR Investment Company	New Jersey
Commercial Realty & Resources Corp.	New Jersey

NJR Retail Holdings Corporation Subsidiaries:
NJR Natural Energy Company (f/k/a New Jersey Natural Energy Company)	New Jersey
NJR Home Services Company	New Jersey
NJR Plumbing Services, Inc.	New Jersey